                                                                      EXHIBIT 99
[ALLETE LOGO]

                                                For Release:   October 28, 2005
                                                CONTACT:       Eric Olson
                                                               218-723-3947
                                                               eolson@allete.com

                                                INVESTOR       Tim Thorp
                                                CONTACT:       218-723-3953
                                                               tthorp@allete.com

NEWS

           ALLETE REPORTS THIRD QUARTER EARNINGS OF 58 CENTS PER SHARE FROM CONTINUING OPERATIONS; RAISES EARNINGS GUIDANCE FOR 2005

ALLETE, Inc. (NYSE:ALE) today reported third quarter 2005 earnings of 58 cents per share from continuing operations compared to a loss of two cents per share in the third quarter a year ago. Last year's third quarter was impacted by a one-time charge of 38 cents per share for the early retirement of debt associated with the spin-off of ADESA, Inc.

Excluding that charge, ALLETE's third quarter earnings per share from continuing operations increased 61 percent compared with the same period a year ago.

"Our industrial energy customers continue to operate at high levels, and demand for our Florida real estate remains strong," said Don Shippar, ALLETE President and CEO. "We believe these positive trends will continue."

REGULATED UTILITY income climbed to $10.6 million in the third quarter of 2005 from $8.2 million in the comparable period a year ago because of higher sales to all of Minnesota Power's customer classes, including the continued strong demand from large industrial customers.

Income from NONREGULATED ENERGY OPERATIONS improved by $0.9 million from last year's third quarter, primarily due to the elimination of losses from the Kendall County power purchase agreement, which was assigned to a third party earlier this year.

REAL ESTATE income increased to $4 million this year from $1.5 million in the third quarter of 2004. ALLETE Properties sales under contract at the end of the quarter were $94.2 million, with most of these contracts scheduled to close over the next few years. Of the sales under contract, $64.6 million are for the Town Center at Palm Coast development.

The $10.6 million improvement in earnings in ALLETE's "OTHER" segment was mainly due to the aforementioned debt prepayment charge, which was recorded in the third quarter of 2004.

"Our financial performance through the first three quarters of 2005 has exceeded our original expectations," Shippar said. ALLETE is increasing its 2005 guidance, he said, to 60 percent earnings per share growth from continuing operations over 2004, excluding the Kendall transaction.

ALLETE, headquartered in Duluth, Minn., provides energy services in the upper Midwest and has significant real estate holdings in Florida. More information about the company is available at www.allete.com.
                                  --------------

THE STATEMENTS CONTAINED IN THIS RELEASE AND STATEMENTS THAT ALLETE MAY MAKE ORALLY IN CONNECTION WITH THIS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND INVESTORS ARE DIRECTED TO THE RISKS DISCUSSED IN DOCUMENTS FILED BY ALLETE WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                      ####

           ALLETE - 30 WEST SUPERIOR STREET, DULUTH, MINNESOTA 55802
                                 WWW.ALLETE.COM

ALLETE NEWS RELEASE                                                       PAGE 2
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
                                                            ALLETE, INC.
                                                  CONSOLIDATED STATEMENT OF INCOME
                                         FOR THE PERIODS ENDED SEPTEMBER 30, 2005 AND 2004
                                                 Millions Except Per Share Amounts
                                                                                  QUARTER ENDED                   YEAR TO DATE
                                                                              2005            2004            2005            2004
------------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                                            $187.0          $177.6          $580.7          $572.8
------------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
     Fuel and Purchased Power                                                  66.9            71.9           206.3           218.0
     Operating and Maintenance                                                 74.5            70.1           239.2           230.9
     Kendall County Charge                                                        -               -            77.9               -
     Depreciation                                                              12.7            12.3            38.0            37.2
------------------------------------------------------------------------------------------------------------------------------------
         Total Operating Expenses                                             154.1           154.3           561.4           486.1
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME FROM CONTINUING OPERATIONS                                    32.9            23.3            19.3            86.7
------------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
     Interest Expense                                                          (6.7)           (7.5)          (20.2)          (25.7)
     Other                                                                      0.4           (18.3)           (2.3)          (21.4)
------------------------------------------------------------------------------------------------------------------------------------
         Total Other Expense                                                   (6.3)          (25.8)          (22.5)          (47.1)
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE MINORITY INTEREST AND INCOME TAXES                                 26.6            (2.5)           (3.2)           39.6
MINORITY INTEREST                                                               1.0             0.1             2.4             2.0
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                   25.6            (2.6)           (5.6)           37.6
INCOME TAX EXPENSE (BENEFIT)                                                    9.8            (2.0)            0.2            14.4
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE CHANGE IN ACCOUNTING PRINCIPLE                                     15.8            (0.6)           (5.8)           23.2
INCOME (LOSS) FROM DISCONTINUED OPERATIONS - NET OF TAX                        (0.6)           13.7            (1.9)           79.3
CHANGE IN ACCOUNTING PRINCIPLE - NET OF TAX                                       -               -               -            (7.8)
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                            $ 15.2          $ 13.1          $ (7.7)         $ 94.7
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE SHARES OF COMMON STOCK
     Basic                                                                     27.4            28.5            27.3            28.3
     Diluted                                                                   27.5            28.6            27.3            28.5
------------------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK
     Continuing Operations                                                    $0.58          $(0.03)         $(0.21)          $0.82
     Discontinued Operations                                                  (0.02)           0.48           (0.07)           2.80
     Change in Accounting Principle                                               -               -               -           (0.28)
------------------------------------------------------------------------------------------------------------------------------------
                                                                              $0.56           $0.45          $(0.28)          $3.34
------------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK
     Continuing Operations                                                    $0.58          $(0.02)         $(0.21)          $0.82
     Discontinued Operations                                                  (0.02)           0.47           (0.07)           2.78
     Change in Accounting Principle                                               -               -               -           (0.27)
------------------------------------------------------------------------------------------------------------------------------------
                                                                              $0.56           $0.45          $(0.28)          $3.33
------------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS PER SHARE OF COMMON STOCK                                         $0.3150         $0.8475         $0.9300         $2.5425
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

                         CONSOLIDATED BALANCE SHEET
                                 Millions

                                                         SEPT. 30,     DEC. 31,
                                                           2005          2004
--------------------------------------------------------------------------------
ASSETS
Cash and Cash Equivalents                                $   91.4      $   44.9
Restricted Cash                                                 -          30.3
Short-Term Investments                                       66.8         149.2
Other Current Assets                                        152.3         141.7
Property, Plant and Equipment                               886.6         883.1
Investments                                                 126.8         124.5
Discontinued Operations                                       2.8           4.9
Other                                                        46.9          52.8
--------------------------------------------------------------------------------
TOTAL ASSETS                                             $1,373.6      $1,431.4
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities                                      $   94.5      $   97.8
Long-Term Debt                                              389.0         390.2
Other Liabilities                                           297.6         300.9
Discontinued Operations                                       3.9          12.0
Shareholders' Equity                                        588.6         630.5
--------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $1,373.6      $1,431.4
--------------------------------------------------------------------------------

ALLETE NEWS RELEASE                                                       PAGE 3
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

                                                                                  QUARTER ENDED                   YEAR TO DATE
                                                                                  SEPTEMBER 30,                   SEPTEMBER 30,
ALLETE, INC.                                                                  2005            2004            2005            2004
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
Millions
   Regulated Utility                                                          $10.6           $ 8.2           $31.3           $28.1
   Nonregulated Energy Operations <F1>                                          1.6             0.7           (47.3)            0.6
   Real Estate                                                                  4.0             1.5            13.7            14.5
   Other <F2>                                                                  (0.4)          (11.0)           (3.5)          (20.0)
------------------------------------------------------------------------------------------------------------------------------------
   Income (Loss) from Continuing Operations                                    15.8            (0.6)           (5.8)           23.2
   Income (Loss) from Discontinued Operations                                  (0.6)           13.7            (1.9)           79.3
   Change in Accounting Principle                                                 -               -               -            (7.8)
------------------------------------------------------------------------------------------------------------------------------------
   Net Income (Loss)                                                          $15.2           $13.1           $(7.7)          $94.7
------------------------------------------------------------------------------------------------------------------------------------

DILUTED EARNINGS (LOSS) PER SHARE
   Continuing Operations                                                      $0.58          $(0.02)         $(0.21)          $0.82
   Discontinued Operations                                                    (0.02)           0.47           (0.07)           2.78
   Change in Accounting Principle                                                 -               -               -           (0.27)
------------------------------------------------------------------------------------------------------------------------------------
                                                                              $0.56          $ 0.45          $(0.28)          $3.33
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
<F1> In April 2005,  ALLETE  recorded a $50.4 million, or $1.84 per diluted share, charge  related to the assignment of the  Kendall
     County power purchase agreement.
<F2> In  July 2004, ALLETE  recorded a  $10.9 million,  or $0.38 per diluted share, debt  prepayment cost  as part of  its financial restructuring in preparation for the spin-off of ADESA, Inc.

Note: In 2005, we  began allocating corporate  charges and  interest expense  to our  business  segments. For  comparative purposes, segment  information for 2004 has  been restated to  reflect the new allocation  method used in 2005 for corporate charges and interest expense. This restatement had no impact on consolidated net income or earnings per share.

                                                                                  QUARTER ENDED                   YEAR TO DATE
                                                                                  SEPTEMBER 30,                   SEPTEMBER 30,
                                                                              2005            2004            2005            2004
------------------------------------------------------------------------------------------------------------------------------------
KILOWATTHOURS SOLD
Millions

   Regulated Utility
       Retail and Municipals
           Residential                                                        254.5           233.7           804.2           772.8
           Commercial                                                         346.6           334.7           986.9           960.9
           Industrial                                                       1,782.8         1,736.9         5,306.8         5,273.7
           Municipals                                                         236.0           211.1           657.3           613.9
           Other                                                               20.7            19.9            59.2            57.9
------------------------------------------------------------------------------------------------------------------------------------
                                                                            2,640.6         2,536.3         7,814.4         7,679.2
       Other Power Suppliers                                                  261.3           260.2           864.9           645.8
------------------------------------------------------------------------------------------------------------------------------------
                                                                            2,901.9         2,796.5         8,679.3         8,325.0
   Nonregulated Energy Operations                                             405.8           349.4         1,159.6         1,198.0
------------------------------------------------------------------------------------------------------------------------------------
                                                                            3,307.7         3,145.9         9,838.9         9,523.0
------------------------------------------------------------------------------------------------------------------------------------

REAL ESTATE

   Town Center Development Project
       Commercial Square Footage Sold <F1>                                  246,000               -         643,000               -

   Other Land
       Acres Sold                                                               521              18           1,058           1,445
       Lots Sold                                                                  -               -               7             211
------------------------------------------------------------------------------------------------------------------------------------

<F1> For the quarter ended September 30, 2005, 27 acres were sold (70 acres for the nine months ended September 30, 2005).

[THIS EXHIBIT HAS BEEN FURNISHED AND SHALL NOT BE DEEMED "FILED" FOR PURPOSES OF
SECTION 18 OF THE SECURITIES ACT OF 1934, NOR SHALL IT BE DEEMED INCORPORATED BY REFERENCE IN ANY FILING UNDER THE SECURITIES ACT OF 1933, EXCEPT AS SHALL BE EXPRESSLY SET FORTH BY SPECIFIC REFERENCE IN SUCH FILING.]